Exhibit 23.1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the Registration Statements (No. 333-31366 and No. 333-168758) on Form S-8 of our report dated June 11, 2021, which appears in this annual report on Form 11-K of the HNI Corporation Profit Sharing Retirement Plan for the year ended December 31, 2020. By: /s/ Baker Tilly US, LLP (f/k/a Baker Tilly Virchow Krause, LLP) We have served as the Plan's auditor since 2007. Milwaukee, WI June 11, 2021 Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.